Exhibit 99.1

Dialectic Capital Management, LLC
Attention: John Fichthorn, Managing Member
875 Third Avenue, 15th Floor	January 5, 2009
New York, New York 10022

Dear Mr. Fichthorn:

I am responding on behalf of our board of directors to your letter of December 31, 2008.

We appreciate Dialectic Capital Management’s interest and support of CMD as a stockholder, as evidenced by it being a 5% beneficial owner since September 2007.

Our management and our board are continuously engaged in seeking ways to augment value for our stockholders and other constituencies. The strategic issues we have been considering include those raised in your letter, but we have come to different conclusions.

In general, we do not favor returning cash to stockholders as a dividend or via large share repurchases. Instead, we favor retaining CMD’s cash for operations, to show financial strength to our customers (important for our large OEM customers), for growth, for strategic flexibility, and as a reserve, especially in the current troubled economy. We did approve a small one-time buy-back program in August, 2008, of one million shares.

Until the third quarter of fiscal 2009, the company’s operating cash flow had been positive for sixteen consecutive quarters. For the third quarter our cash flow will be negative because of materially lower sales, which is something many semiconductor companies are experiencing, and because of our investment in new product research and development, such as our display controller chip. We believe our investment in new product R&D is crucial to our future success on behalf of all stakeholders and that our strong cash position gives us a competitive edge over those of our competitors who are or soon will be experiencing liquidity issues.

We also do not believe it is in our stockholders’ interest to explore a sale of the company when the stock market and our stock price is at close to its low point over the past several years and when the company has solid plans for growth, driven by new products under development and potentially by acquisition of synergistic product lines or companies. We believe that the company is in a strong position to accomplish its growth and other goals, in part because of the cash it has been able to accumulate from its operations over the past four years, and that distributing cash to stockholders now would impair the company’s ability to achieve its goals.

It should be noted that we are not addressing in this letter various other matters raised in your letter and that our not addressing them in this context should not be deemed in any manner to indicate our concurrence with the positions you took or the statements you made in your letter.

We have in the past offered to meet with you to discuss issues you wish to raise and we remain willing to do so under conditions allowed by SEC Regulation FD.

Very Truly Yours,

/s/ Wade F. Meyercord
Wade F. Meyercord Chairman of the Board

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846